JOINT FILING AGREEMENT
          In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock of APPROACH RESOURCES INC. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth below.
Date: February 13, 2008

YORKTOWN ENERGY PARTNERS V, L.P.
By:	Yorktown V Company LLC,
Its General Partner

By:	/s/ W. Howard Keenan, Jr.
	Name:	W. Howard Keenan, Jr.
	Title:	Managing Member

YORKTOWN V COMPANY LLC
By:	/s/ W. Howard Keenan, Jr.
	Name:	W. Howard Keenan, Jr.
	Title:	Managing Member